Exhibit 99.1

Sealed Air Corporation 2415 Cascade Pointe Blvd. Charlotte, NC 28208

Investor Contact: Lori Chaitman 704.503.8841	Media Contact: Pam Davis 980.474.6904 pam.davis@sealedair.com

Sealed Air Announces the Termination of William G. Stiehl as Chief Financial Officer

CHARLOTTE, N.C., June 20, 2019 – Sealed Air Corporation (NYSE:SEE) (“Sealed Air” or the “Company”) today announced that its Board of Directors has terminated the employment of William G. Stiehl as Chief Financial Officer for cause, effective immediately.

Stiehl’s termination is related to an internal review by the Audit Committee of the Board of Directors in connection with the previously disclosed investigation by the U.S. Securities and Exchange Commission (“SEC”). This review followed the Company’s receipt of an additional subpoena for documents and information on May 2, 2019, relating to the process by which the Company selected its independent audit firm for the period beginning with fiscal year 2015, and relating to the independence of that audit firm. The Company is continuing to cooperate with the SEC’s investigation.

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About Sealed Air

Sealed Air is in business to protect, to solve critical packaging challenges, and to leave our world better than we found it. Our portfolio of leading packaging solutions includes Cryovac® brand food packaging, Sealed Air® brand protective packaging, and Bubble Wrap® brand packaging, which collectively enable a safer, more efficient food supply chain and protect valuable goods shipped around the world. Sealed Air generated $4.7 billion in sales in 2018 and has approximately 15,500 employees who serve customers in 123 countries.

Website Information

We routinely post important information for investors on our website, sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.